CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 6, 2025, relating to the financial statements of Arcturus Therapeutics Holdings, Inc. and the effectiveness of Arcturus Therapeutics Holdings Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Arcturus Therapeutics Holdings, Inc. for the year ended December 31, 2024. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

San Diego, California

December 30, 2025